Exhibit 5.1

OPINION AS TO LEGALITY

JOSEPH I. EMAS
ATTORNEY AT LAW
1224 Washington Avenue
Miami Beach, Florida 33139
(305) 531-1174
Facsimile: (305) 531-1274
Email: jiemas@bellsouth.net

August 27, 2004

United States Securities and Exchange Commission
Washington, D.C. 20549

Re: Tora Technologies Inc.

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

I have also, as counsel for the Company, examined the Registration Statement (the “Registration Statement") of your Company on Form SB-2/A, covering the registration under the Securities Act of 1933 of up to 3,680,000 shares (the “Registered Shares”) by existing shareholders of the Company and up to an additional 750,000 shares (the “Treasury Shares”) (collectively, the Registered Shares and the Treasury Shares are referred to as the “Shares”) of the Company’s common stock (the “Common Stock”).

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

  The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

  The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0001 par value and no shares of Preferred Stock.

  I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

  All the Treasury shares described in the Registration Statement are duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

This opinion includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

I am also of the further opinion that Mr. Ralph Biggar, the Company’s sole officer and a director, will not be deemed to be a broker or dealer in connection with the Offering of the Treasury Shares pursuant to the Registration Statement.

I hereby consent to the use of my name in the Registration Statement and Prospectus and I also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

August 27, 2004

/s/ JOSEPH I. EMAS JOSEPH I. EMAS, ESQUIRE